Exhibit 99.1

Press Release

Contacts:

Chris Pitre Vice President, Investor Relations and Corporate Development chris.pitre@rowancompanies.com +1 713 968 6642	Carrie Prati Manager, Marketing and Investor Relations carrie.prati@rowancompanies.com +1 713 960 7581

FOR IMMEDIATE RELEASE

September 15, 2016

Rowan Announces Amendment of Customer Contract

HOUSTON, September 15, 2016 – Rowan Companies plc (NYSE: RDC) today announced an amendment to its drilling contract with Cobalt International Energy, L.P., regarding the drillship Rowan Reliance, which was scheduled to conclude on February 1, 2018.

The amendment provides that Rowan will receive cash payments totaling approximately $96 million, that the rig remains at its current day rate of approximately $582,000 and that the drilling contract may be terminated as early as March 31, 2017. In addition, if Cobalt continues its operations with the Rowan Reliance after March 31, 2017, the day rate will be reduced to approximately $262,000 per day for the remaining operating days. Cobalt also committed to use Rowan as its exclusive provider of global drilling services for a period of five years.

Tom Burke, President & CEO of Rowan, commented: “With the cash payments from Cobalt, we will further strengthen our balance sheet, which will provide added flexibility as we review opportunities in this down market. We deeply value Cobalt as a client and we appreciate Cobalt’s faith in Rowan as evidenced by the commitment to use Rowan as its exclusive provider of drilling services for the next five years.”

Rowan is a global provider of contract drilling services with a fleet of 31 mobile offshore drilling units, composed of 27 self-elevating jack-up rigs and four ultra-deepwater drillships. The Company's fleet operates worldwide, including the United States Gulf of Mexico, the United Kingdom and Norwegian sectors of the North Sea, the Middle East, and Central and South America. The Company's Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol "RDC." For more information on the Company, please visit www.rowan.com.

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